This document contains 8 pages Exhibit Index appears at page 4. The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CPAC, INC.

(Exact Name of issuer as specified in its charter)

New York	16-0961040
(State or other jurisdiction	(IRS Employer ID Number)
of incorporation or organization)

2364 Leicester Road, Leicester, New York	14481
(Address of Principal Executive Offices)	(Zip Code)

CPAC, INC. 1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN
(Full Title of the Plan)

ROBERT OPPENHEIMER, ESQ.
CHAMBERLAIN, D'AMANDA, OPPENHEIMER & GREENFIELD
1600 Crossroads Office Building
Rochester, New York 14614
(Name and Address of agent for service)

716/232-3730
(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

____________________________________________________________________________________

Common Stock Par Value $.01 per share	24,000	(1)(2)(3)	(1)(2)(3)	$ 51.18(4)

(1) The Shares registered pursuant to this Registration Statement consist of 9,000 additional shares reserved for issuance under the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan. 60,000 shares reserved for issuance under the Plan were registered under previous Registration Statements which became effective on October 3, 1996, October 14, 1997 and November 24, 1998 respectively. Also includes 15,000 shares granted on April 20,1999 to a new nonemployee Director.

(2) The Shares registered pursuant to this Registration Statement will not be sold to members of the general public but solely to nonemployee directors of CPAC, Inc. in accordance with the terms of the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan pursuant to options granted automatically under the Plan.

(3) Under the terms of the CPAC, Inc. 1996 Nonemployee Directors Stock Option Plan, on an ongoing basis, an option to purchase 3,000 shares is granted to each nonemployee director elected or reelected at the annual meeting of shareholders with the exercise price equal to the fair market value of the Company’s common stock on the Friday succeeding such meeting (August 13, 1999 in the current year). Fair market value is the closing price for the Company’s common stock on such dates as quoted on the National Over-The-Counter Market in the NASDAQ National Market System.

(4) Statutory Fee: Section 6(b) of the Securities Act of 1933 and Rule 457(h)(1), based upon exercise price of the options granted. The total offering price for 9,000 shares based upon exercise price, as of August 13, 1999 grant date was $75,375. Based upon the statutory formula contained in Section 6(b) the Registration Fee is $20.95. The total offering price for 15,000 shares based upon exercise price as of April 20, 1999 grant date was $108,750. Based upon the statutory formula contained in Sections 6 (b), the Registration Fee is $ 30.23. Therefore, the total amount for registration of the combined 24,000 shares is $51.18.

(5) Also registered hereunder pursuant to Rule 416(a) are an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the Plan.

INCORPORATION BY REFERENCE

OF

EARLIER REGISTRATION STATEMENTS

CPAC, Inc. registered 39,000 shares of its $.01 par value common stock reserved for issuance pursuant to its 1996 Nonemployee Directors Stock Option Plan on Form S-8, Registration Statement, filed with the Securities and Exchange Commission on October 3, 1996, an additional 9,000 shares on Form S-8, Registration Statement filed with the Commission on October 14, 1997, and an additional 12,000 shares on Form S-8, Registration Statement filed with the Commission on November 24, 1998. The Company hereby registers an additional 9,000 shares of its $.01 par value common stock underlying options granted automatically under the Plan by filing this Registration Statement and hereby states that the contents of the Registration Statements filed on October 3, 1996, on October 14, 1997 and on November 24, 1998, are hereby incorporated herein by reference thereto.

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EXHIBITS

Exhibit
Number	Description	Page

4	Instruments defining the rights	N/A
of security holders
Incorporated By Reference to
Form 10-K, as updated by Quarterly
and Current Reports and Exhibits
filed therewith
5	Opinion of Counsel
	5.2 Opinion of Counsel re: legality	6
15	Letter re: Unaudited interim	N/A
financial information
23	Consents of Accountants and Counsel
	23.3 Consent of Certifying Accountant	8
	23.4 Consent of Counsel	6
24	Power of Attorney	N/A
25	Statement of Eligibility of Trustee	N/A
27	Financial Data Schedule	N/A
99	Additional Exhibits	N/A

99.1 CPAC, Inc. 1996 NonEmployee Directors Stock Option Plan incorporated by reference to Form S-8, Registration Statement(October 3, 1996)
N/A

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leicester, State of New York on September 24, 1999.

                                                                                                            CPAC, INC.
                                                                                                            BY: /s/ Thomas N. Hendrickson

                                                                                                            THOMAS N. HENDRICKSON, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: September 24, 1999	/s/ Thomas N. Hendrickson
THOMAS N. HENDRICKSON President, Chief Executive Officer, Treasurer and Director

Date: September 24, 1999	/s/ Robert C. Isaacs
ROBERT C. ISAACS, Senior Vice President, Chief Operating Officer and Director

Date: September 24, 1999	/s/ Robert Oppenheimer
ROBERT OPPENHEIMER Secretary and Director

Date: September 24, 1999	/s/ Seldon T. James, Jr.
SELDON T. JAMES, JR., Director

Date: September 24, 1999	/s/ Thomas J. Weldgen
THOMAS J. WELDGEN Vice President, Finance, Chief Financial Officer, and Director

Date: September 24, 1999	/s/ David P. Biehn
DAVID P. BIEHN, Director

Date: September 24, 1999	/s/ Wendy F. Clay
WENDY F. CLAY Vice President, Administration

Date: September 24, 1999	/s/ James W. Pembroke
JAMES W. PEMBROKE Chief Accounting Officer

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EXHIBIT INDEX

Exhibit
Number	Description	Page

4	Instruments defining the rights	N/A
of security holders
Incorporated By Reference to
Form 10-K, as updated by Quarterly
and Current Reports and Exhibits
filed therewith
5	Opinion of Counsel
	5.2 Opinion of Counsel re: legality	6
15	Letter re: Unaudited interim	N/A
financial information
23	Consents of Accountants and Counsel
	23.3 Consent of Certifying Accountant	8
	23.4 Consent of Counsel	6
24	Power of Attorney	N/A
25	Statement of Eligibility of Trustee	N/A
27	Financial Data Schedule	N/A
99	Additional Exhibits	N/A

99.1 CPAC, Inc. 1996 NonEmployee Directors Stock Option Plan incorporated by reference to Form S-8, Registration Statement(October 3, 1996)
N/A

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